News Release
Audiovox Corporation Reports Fiscal 2010 First Quarter Results

HAUPPAUGE, N.Y., July 10 /PRNewswire-FirstCall/ -- Audiovox Corporation (Nasdaq: VOXX). Audiovox Corporation today announced results for its fiscal 2010 first quarter ended May 31, 2009.

Net sales for the fiscal 2010 first quarter were $119.8 million compared to net sales of $144.6 million reported in the prior year period, a decrease of 17.1%.

Patrick Lavelle, President and CEO stated, "While our sales were off 17.1% compared to the first quarter last year, our margins have increased and our overhead is down significantly. Despite lower sales, we managed to post a modest profit in the first quarter as a direct result of the cost reduction and margin improvement plans instituted last year."

Electronics sales, which include both mobile and consumer electronics, were $79.0 million for the fiscal 2010 first quarter, a decrease of 30.5% compared to $113.7 million reported in the fiscal 2009 first quarter. This decline is primarily due to the decrease in sales generated from consumer electronic products as a result of the Company's exit from product categories including large flat screen TV's, portable navigation and GMRS, as well as lower sales of mobile electronics products related to the continued turmoil in the automotive industry. Customer and vendor bankruptcies, the weak economy and lack of credit available to customers also adversely impacted sales during the fiscal 2010 first quarter. Offsetting these declines were sales increases in the satellite radio category and in select consumer electronics product lines. As a percentage of net sales, Electronics represented 65.9% of net sales in the fiscal 2010 first quarter compared to 78.7% in the comparable fiscal year period.

Accessories sales for the fiscal 2010 first quarter were $40.8 million, an increase of 32.2% as compared to $30.9 million reported in the comparable fiscal year period. This increase is due primarily to the addition of new customers, new products and higher sales driven by the changeover from analog to digital TV, which favorably impacted digital antenna sales. As a percentage of net sales, Accessories represented 34.1% and 21.3% of net sales for the periods ended May 31, 2009 and May 31, 2008, respectively.

Gross margins increased by 350 basis points from 15.6% in the fiscal 2009 first quarter to 19.1% in the fiscal 2010 first quarter. Gross margins were favorably impacted by increased margins in the consumer group as a result of a change in product mix with a shift towards the RCA product brands, and higher margins in the accessory group as a result of new products added during the quarter. Offsetting these increases were declines in the Company's mobile group margin, due to the state of the automotive market and due to higher sales in the satellite radio category, which carry lower margins compared to other product lines. Additionally, included in fiscal 2009 first quarter results was a $2.9 million inventory mark-down of portable navigation products, a line which was discontinued last year.

The Company reported operating expenses of $22.7 million for the fiscal 2010 first quarter, a decrease of $7.7 million or 25.4% compared to $30.4 million reported in the comparable fiscal year period. As a percentage of net sales, operating expenses decreased to 18.9% for the three months ended May 31, 2009, from 21.0% in the prior year period. The decrease in operating expenses was primarily due to the overhead reduction program and cost containment efforts instituted in the second half of fiscal 2009.

Pre-tax income from continuing operations in the fiscal 2010 first quarter was approximately $0.8 million compared to a pre-tax loss from continuing operations of $7.2 million in the comparable year-ago period. Net income for the period ended May 31, 2009 was $0.5 million or earnings per diluted share of $0.02 compared to a net loss of $5.2 million or a loss per diluted share of $0.23 in the three months ended May 31, 2008.

Lavelle concluded, "I believe we are taking the necessary steps to operate our business profitably in this climate and I expect to see sequential sales improvements in the second and third quarters. We also have a number of new mobile programs that will launch in the fall that should help offset weakness in the automotive sector. We believe we're well positioned to grow our business in the years ahead and with over $62 million in cash, have the financial resources to execute on our strategy and take advantage of M&A opportunities as they arise. I, along with management and the Board remain committed to enhancing shareholder value and believe the steps we have and are taking will position us well for the future."

Conference Call Information

The Company will be hosting its conference call on Monday, July 13, 2009 at 10:00 a.m. ET. Interested parties can participate by visiting www.audiovox.com, and clicking on the webcast in the Investor Relations section or via teleconference (toll-free number: 866-713-8567; international number: 617-597-5326; pass code: 90333962). For those who will be unable to participate, a replay will be available approximately one hour after the call has been completed and will last for one week thereafter (replay number: 888-286-8010; international replay number: 617-801-6888; pass code: 31262355).

About Audiovox

Audiovox (Nasdaq: VOXX) is a recognized leader in the marketing of automotive entertainment, vehicle security and remote start systems, consumer electronics products and consumer electronics accessories. The company is number one in mobile video and places in the top ten of almost every category that it sells. Among the lines marketed by Audiovox are its mobile electronics products including mobile video systems, auto sound systems including satellite radio, vehicle security and remote start systems; consumer electronics products such as MP3 players, digital camcorders, DVRs, clock radios, portable DVD players, extended range two-way radios, multimedia products like digital picture frames and home and portable stereos; consumer electronics accessories such as indoor/outdoor antennas, connectivity products, headphones, speakers, wireless solutions, remote controls, power & surge protectors and media cleaning & storage devices; Energizer-branded products for rechargeable batteries and battery packs for camcorders, cordless phones, digital cameras and DVD players, as well as for power supply systems, automatic voltage regulators and surge protectors. The company markets its products through an extensive distribution network that includes power retailers, 12-volt specialists, mass merchandisers and an OE sales group. The company markets products under the Audiovox, RCA, Jensen, Acoustic Research, Energizer, Advent, Code Alarm, TERK, Prestige and SURFACE brands. For additional information, visit our Web site at www.audiovox.com.

Safe Harbor Statement

Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statement. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to, further deterioration in the global economy; risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the mobile and consumer electronics and accessories businesses; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against Audiovox and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K for the fiscal year ended February 28, 2009.

Contact: Glenn Wiener, GW Communications
Tel: 212-786-6011 / Email: gwiener@GWCco.com

- Tables Attached -

Audiovox Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share data)

	May 31,	February 28,
	2009	2009
Assets	unaudited

Current assets:
Cash and cash equivalents	$62,327	$69,504
Accounts receivable, net	108,096	104,896
Inventory	118,751	125,301
Receivables from vendors	23,801	12,195
Prepaid expenses and other current assets	16,412	17,973
Deferred income taxes	397	354
Total current assets	329,784	330,223

Investment securities	8,426	7,744
Equity investments	13,513	13,118
Property, plant and equipment, net	20,198	19,903
Intangible assets	87,908	88,524
Deferred income taxes	254	221
Other assets	1,832	1,563
Total assets	$461,915	$461,296

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$40,200	$41,796
Accrued expenses and other current liabilities	26,800	32,575
Income taxes payable	2,657	2,665
Accrued sales incentives	11,612	7,917
Deferred income taxes	1,459	1,459
Bank obligations	2,233	1,467
Current portion of long-term debt	1,409	1,264
Total current liabilities	86,370	89,143

Long-term debt	5,980	5,896
Capital lease obligation	5,511	5,531
Deferred compensation	3,113	2,559
Other tax liabilities	2,572	2,572
Deferred tax liabilities	5,042	4,657
Other long term liabilities (see Note 3 of Annual Report)	9,665	10,436
Total liabilities	118,253	120,794

Commitments and contingencies

Stockholders' equity:
Series preferred stock, $.01 par value; 1,500,000 shares authorized, no shares issued or outstanding	-	-
Common stock:
Class A, $.01 par value; 60,000,000 shares authorized, 22,424,212 shares issued and 20,604,440 and 20,604,460 shares outstanding at May 31, 2009 and February 28, 2009, respectively	224	224
Class B convertible, $.01 par value; 10,000,000 shares authorized, 2,260,954 shares issued and outstanding	22	22
Paid-in capital	274,464	274,464
Retained earnings	91,986	91,513
Accumulated other comprehensive loss	(4,638)	(7,325)
Treasury stock, at cost, 1,819,772 and 1,819,752 shares of Class A common stock at May 31, 2009 and February 28, 2009, respectively	(18,396)	(18,396)
Total stockholders' equity	343,662	340,502
Total liabilities and stockholders' equity	$461,915	$461,296

Audiovox Corporation and Subsidiaries
Consolidated Statements of Operations
For the Three months ended May 31, 2009 and 2008
(In thousands, except share and per share data)
(unaudited)

	2009	2008

Net sales	$119,806	$144,583
Cost of sales	96,882	122,068
Gross profit	22,924	22,515

Operating expenses:
Selling	6,959	9,951
General and administrative	13,661	17,649
Engineering and technical support	2,072	2,804
Total operating expenses	22,692	30,404

Operating income (loss)	232	(7,889)

Other income (expense):
Interest and bank charges	(319)	(476)
Equity in income of equity investees	395	900
Other, net	448	296
Total other income	524	720

Income (loss) before income taxes	756	(7,169)
Income tax expense (benefit)	283	(1,946)
Net income (loss)	$473	$(5,223)

Net income (loss) per common share (basic)	$0.02	$(0.23)

Net income (loss) per common share (diluted)	$0.02	$(0.23)

Weighted-average common shares outstanding (basic)	22,865,394	22,854,614
Weighted-average common shares outstanding (diluted)	22,865,394	22,854,614

SOURCE Audiovox Corporation

CONTACT:
Glenn Wiener,
GW Communications,
+1-212-786-6011,
gwiener@GWCco.com
Web Site:
http://www.audiovox.com